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                                                                     EXHIBIT 5.1


                   [Letterhead of Weil, Gotshal & Manges LLP]
                                 June 27, 2001

Diamond Offshore Drilling, Inc.
15415 Katy Freeway
Houston, Texas 77094


Ladies and Gentlemen:

         We have acted as counsel to Diamond Offshore Drilling, Inc., a Delaware corporation (the "Company"), in connection with the preparation and filing by the Company with the Securities and Exchange Commission of a Registration Statement on Form S-3 (the "Registration Statement") under the Securities Act of 1933, as amended, relating to $460,000,000 aggregate principal amount of the Company's 1-1/2% Convertible Senior Debentures Due 2031 (the "Debentures") and the shares of the Company's common stock, par value $.01 per share, issuable upon conversion of the Debentures (the "Conversion Shares") to be sold by certain selling securityholders listed in the Registration Statement (the "Selling Securityholders"). The Debentures were issued pursuant to an Indenture, dated as of February 4, 1997, between the Company and The Chase Manhattan Bank, as Trustee, as supplemented by a Third Supplemental Indenture, dated as of April 11, 2001, between the Company and The Chase Manhattan Bank, as Trustee (collectively, the "Indenture").

         In so acting, we have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) the Registration Statement,
(ii) the Indenture and (iii) such corporate records, agreements, documents and other instruments, and such certificates or comparable documents of public officials and of officers and representatives of the Company, and have made such inquiries of such officers and representatives, as we have deemed relevant and necessary as a basis for the opinions hereinafter set forth.

         In such examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents. As to all questions of fact material to this opinion that have not been independently established, we have relied upon certificates or comparable documents of officers and representatives of the Company and upon the representations and warranties of the Company contained in the Indenture.

         Based on the foregoing, and subject to the qualifications stated herein, we are of the opinion that:

         1. The Company is a corporation validly existing and in good standing under the laws of the State of Delaware.

         2. The Debentures, when sold by the Selling Securityholders in the manner described in the Registration Statement, will constitute the legal, valid and binding obligations of the Company, enforceable against it in accordance with their terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

         3. The Conversion Shares have been duly authorized and reserved for issuance upon conversion, and such Conversion Shares, when issued upon such conversion, will be validly issued, fully paid and non-assessable.

         We hereby consent to the use of this letter as an exhibit to the Registration Statement and to any and all references to our firm in the Prospectus which is a part of the Registration Statement.

                                       Very truly yours,

                                       /s/ Weil, Gotshal & Manges LLP